UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                      November 6, 2008 (October 31, 2008)

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)


              Nevada                 000-49735             87-0642947

  (State or other jurisdiction of   (Commission         (I.R.S. Employer
   incorporation or organization)   File Number)       Identification No.)

            570 Del Rey Avenue                                94085
          Sunnyvale, California
 (Address of principal executive offices)                  (Zip Code)

                                  408-636-1020
              (Registrant's telephone number, including area code)

                                 Not Applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 31, 2008, IntraOp Medical Corporation (the "Company") announced the departure of Howard Solovei as its Chief Financial Officer, and Richard Simon as its Vice President of Operations, effective as of October 31, 2008 (the "Separation Date").

(c)    On October 31, 2008, the board of directors of the Company appointed
J.K. Hullett to serve as the Company's interim Principal Financial and Accounting Officer, to be effective as of November 1, 2008. Mr. Hullett will not be an employee of the Company but will fulfill his duties on a contractor basis.

The Company has agreed to pay Mr. Hullett $10,000 per month of service to the Company. Pursuant to the terms of the Company's 2005 Equity Incentive Plan, as amended (the "Plan"), the Company will also grant Mr. Hullett stock options to purchase 150,000 shares of the Company's common stock per month of service to the Company, which options shall be fully vested as of the date of grant. Mr. Hullett's options will have an exercise price per share that will be no less than the fair market value of the option on the date of grant, and the options will be nonstatutory stock options for tax purposes. The options will have a 10 year term. The stock option grant notice and stock option agreement related to Mr. Hullett's options conform to the Company's standard form of stock option grant notice and stock option agreement under the Plan.

In connection with Mr. Hullett's appointment, Mr. Hullett and the Company entered into the Company's standard form of indemnification agreement for directors, officers and other agents of the Company, which generally requires the Company to indemnify Mr. Hullett with respect to any proceeding to the fullest extent permitted by law and the Company's Articles of Incorporation.

Mr. Hullett is 45 years of age. From 2000 to 2003, Mr. Hullett served as Chief Executive Officer and Chief Financial Officer of NetIdentity, a company that provides personalized email addresses and web hosting services. From 2004 to 2006, Mr. Hullett served as Chief Financial Officer of @Last Software, Inc., a 3d design software company that Google, Inc. acquired in March 2006. From 2006 to present, Mr. Hullett has served as limited partner and principal of Lacuna Venture Fund, LLLP ("Lacuna Venture Fund") and Lacuna Hedge Fund LLLP ("Lacuna Hedge Fund", and collectively with Lacuna Venture Fund, the "Lacuna Entities") and Chief Financial Officer of Mocapay, Inc., a company specializing in mobile payment at the point of scale.

The Lacuna Entities are investors in the Company. Since entering into that certain Common Stock and Warrant Purchase Agreement, dated August 17, 2007, the Lacuna Entities have acquired, in a series of transactions, an aggregate of 135,324,286 shares of the Company's Common Stock, or approximately 34% of the Company's total outstanding Common Stock, for an aggregate purchase price of approximately $4,080,000. In addition, the Lacuna Entities are parties to a rights agreement, dated August 17, 2007, as amended on August 27, 2007, by and among the Company and certain investors named therein, which grants the investors certain registration rights and rights to participate in subsequent offerings, and which grants the Lacuna Entities the right to nominate four designees to the Company's board of directors. On August 29, 2008, Lacuna Hedge Fund provided a guaranty of the Company's outstanding obligations under debentures originally issued by the Company on August 31, 2005, the aggregate principal amount of which as of August 29, 2008 was $1,000,000. On October 3, 2008, the Company issued 10% senior secured debentures to Lacuna Venture Fund in the principal amount of $875,000. The Company issued an additional $500,000 in 10% senior secured debentures to Lacuna Venture Fund on October 29, 2008.

(e) On October 31, 2008, the Company entered into a separation agreement with Mr. Solovei in connection with Mr. Solovei's departure (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, the Company will pay Mr. Solovei the equivalent of ten months of his base salary in effect immediately prior to his termination, which is approximately $138,438. Such severance payments will be made on the same basis and at the same time as payments of Mr. Solovei's base salary were made prior to the termination of his employment and shall be reduced by the amount of any and all cash compensation paid or payable to Mr. Solovei for work performed (whether as a self-employed person or as an employee or consultant of any person or entity) during the ten month period following the Separation Date (the "Separation Period"). In addition, the Company also agreed to pay the premiums of group health insurance COBRA continuation coverage for Mr. Solovei and his eligible dependents for up to the entire Separation Period, subject to certain limitations. The vesting of any outstanding options issued by the Company to Mr. Solovei will cease as of the Separation Date and any remaining unvested shares will automatically lapse and terminate. Mr. Solovei agreed pursuant to the terms of the Separation Agreement to not solicit any current employee, consultant or agent of the Company for the remainder of his employment and continuing for 12 months after the Separation Date. As consideration for the benefits of the Separation Agreement, Mr. Solovei will execute a full general release of claims against the Company and its affiliates.

                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         INTRAOP MEDICAL CORPORATION

Dated: November 6, 2008                  By: /s/ John Powers
                                             ---------------------------------
                                             John Powers
                                             President and Chief Executive
                                             Officer